Exhibit 99.1

Trovagene’s Urinary ctDNA Assay Outperforms Tissue Biopsy in Clinical Study for the Detection of EGFR T790M Mutations in Metastatic Lung Cancer Patients

Non-invasive liquid biopsy enables detection of emerging T790M mutations with greater sensitivity than tissue biopsy and months before detection of cancer progression with imaging
Tracking circulating tumor DNA (ctDNA) in urine enables determination of response to novel EGFR T790M inhibitors within days of initial treatment
Oral presentation selected for Best Abstracts session at the 2015 European Lung Cancer Conference

SAN DIEGO, April 17, 2015 /PRNewswire/ — Trovagene, Inc., (NASDAQ: TROV) a developer of cell-free molecular diagnostics, announced today that clinical data presented at the 2015 European Lung Cancer Conference (ELCC) demonstrate that its urine-based Precision Cancer MonitoringSM (PCM) platform outperformed tissue biopsy for the detection and monitoring of EGFR T790M mutations in metastatic lung cancer patients. The abstract, titled Detection of EGFR T790M Mutation in Urinary Circulating Tumor DNA from Metastatic Non-Small Cell Lung Cancer Patients, was presented today by Hatim Husain, M.D., University of California, San Diego Moores Cancer Center during the ESMO-IASLC Best Abstracts session in Geneva, Switzerland.

In an interim analysis of 34 patients from an ongoing clinical study, Trovagene’s PCM platform detected the T790M mutation in all patients who were positive for the mutation in tissue biopsy. The Company’s urine-based assay identified additional patients as T790M-positive, including those who had clinical suspicion of T790M-progressive disease, but were either negative by tissue biopsy or had not yet undergone tissue biopsy for confirmation. Trovagene’s PCM platform detected EGFR T790M resistance mutations months earlier than radiologic detection of progression in patients.

Early pharmacodynamic events occurring within hours or days of anti-EGFR drug treatment were evaluated in the study by implementing daily monitoring of urinary ctDNA. Initial results demonstrated that immediate changes in EGFR mutational load using a urine specimen may identify patients who respond to anti-EGFR therapy much earlier than with follow-up CT-scans. This new clinical utility of urinary ctDNA is being further validated in a larger patient cohort.

“These interim results suggest that use of urinary ctDNA has potential to detect EGFR T790M status in a higher number of study subjects and may make some patients eligible for therapy who would by tissue biopsy be falsely classified as negative,” stated Dr. Husain. “Detecting the emergence of EGFR T790M mutations before progression has the potential to enable physicians to better align therapeutic selection and inform early therapeutic decision making.”

Added Antonius Schuh, PhD, chief executive officer of Trovagene, “These compelling data using a completely non-invasive specimen support the potential of our PCM platform to transform the way clinicians monitor and treat lung cancer patients. Last year, we showed that we could detect and monitor the BRAF V600E mutation in histiocytic disease and change the way clinicians diagnose and treat Erdheim-Chester disease. Today we are following the same course in lung cancer by identifying more patients with driver mutations, observing the immediate effects of targeted therapy, and tracking a key resistance mutation. We continue to add to the body of clinical evidence supporting our proprietary liquid biopsy platform for cancer monitoring, and remain focused on improving the standard of cancer care.”

About The T790M Mutation in Non-Small Cell Lung Cancer

While lung cancer is one of the most aggressive malignancies, progress has been made in the advancement of therapeutic strategies against the disease. In particular, epidermal growth factor receptor tyrosine kinase inhibitors (EGFR-TKIs), such as gefitinib and erlotinib, in non—small cell lung cancer (NSCLC) patients with EGFR mutations have demonstrated clinical response rates as high as 80%. However, after about 6 to 12 months, most tumors develop acquired resistance to these targeted therapies. Research into such resistance has identified the secondary T790M mutation, which occurs in approximately 60% of patients with acquired resistance to EGFR-TKIs and is reported to negate the benefits of treatment. To date, no effective treatment options have been approved for NSCLC patients with the T790M mutation, however new targeted drug candidates such as rociletinib and AZD9291 are in advanced clinical development, and have shown promise for this indication.

European Lung Cancer Conference - 15 - 18 Apr 2015

The European Society for Medical Oncology (ESMO) and The International Association for the Study of Lung Cancer (IASLC) recently announced that the European Lung Cancer Conference (ELCC), will become an annual meeting as of 2015. ELCC will encourage cooperation with the most important societies representing thoracic oncology specialists, forming a truly multidisciplinary team and reinforcing the science, education and practice of lung cancer treatment across Europe and beyond.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer MonitoringSM platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Ian Stone

Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
r@trovagene.com	ian@canalecomm.com